Exhibit 10.1
EXPEDIA, INC. SERVICES AGREEMENT
This Expedia, Inc. Services Agreement (“Agreement”) is made as of April 1, 2017 (the “Effective Date”) by and between HomeAway.com, Inc., a Delaware corporation, located at 1011 W Fifth Street, Suite 300, Austin, TX 78703 (“Expedia”), and Keystone Strategy LLC a Delaware limited liability company, located at 2000 Sierra Point 7th Floor, Brisbane, CA 94005 “Company”).

1.	SERVICES.
1.1.    Services. Company will perform the Services in accordance with the descriptions, specifications, fees and delivery schedule set forth in a statement of work (“SOW”), or otherwise agreed between the parties. “Services” means the services performed under this Agreement. If a SOW does not set forth a delivery schedule or milestones for the performance of the Services, then Company will perform such Services with due diligence under the circumstances. The parties agree that time is of the essence for Company’s performance hereunder. Company will promptly notify Expedia of any delay or anticipated delay in the performance of the Services, the reasons for the delay and the actions being taken by Company to overcome or mitigate the delay. Expedia may, at its option, provide any or all of the Services to one or more of its Affiliates (as defined below) or direct that any of the Services be provided to its Affiliates, in which case all rights granted and obligations incurred under this Agreement in connection therewith shall also inure to the benefit of such Affiliates. As used herein, the term “Affiliate” of Expedia shall mean Expedia, Inc. (Delaware) and any entity that is directly or indirectly controlled by Expedia, Inc. (Delaware) and its joint venture partners. The term “Affiliate” with respect to Expedia will not be interpreted to include either of the following (a) IAC/InterActiveCorp and its Affiliates (other than Expedia and its subsidiaries), (b) Liberty Expedia Holdings, Inc. and its Affiliates (other than Expedia and its subsidiaries).
1.2.    Reports. Company will prepare and furnish reports to Expedia, upon request or as otherwise required by a SOW, concerning Company’s progress on the Services. Company will provide the progress reports in the form and with the content reasonably requested by Expedia.
1.3.    Use of Expedia Facilities and/or Equipment. In the event that Expedia provides Company with access to its facilities or with Expedia equipment for use in the performance of the Services, Company will (a) not use any Expedia facilities and/or Expedia equipment to perform services for any person or entity other than Expedia without the prior written consent of Expedia, (b) assume the risk of loss for all such Expedia equipment while in the care, custody or control of Company, (c) take all reasonable precautions to protect the Expedia equipment against any loss, damage, theft or disappearance while in the care, custody or control of Company, and (d) take no actions which affect Expedia’s title or interest in such Expedia equipment.
1.4.    Changes to Services. Expedia may from time to time request changes to the Services. Any agreed upon changes must be evidenced in a written amendment in substantially signed by the parties.
1.5.    Acceptance and Rejection. Acceptance of the Services ("Acceptance") shall be determined in accordance with the procedure set forth in the applicable SOW. If no acceptance procedure is set forth in the SOW, then Acceptance shall occur upon Expedia's written notice of acceptance given after Services have been completed. Company will at its own expense and at Expedia’s option, repair, replace, or re-perform any Services not Accepted by Expedia.

2.	COMPENSATION.
2.1.    Pricing; Invoices. Company will issue an itemized invoice to Expedia at the address shown in the SOW. Payment of undisputed amounts due hereunder will be made by Expedia to Company within thirty (30) days after

Expedia’s receipt and validation of properly submitted and correct invoice(s). If any invoice is disputed, the disputed amount will be due and payable within thirty (30) days after resolution of such dispute. If Company does not invoice Expedia for Services within twelve (12) months after completing such Services, Company hereby waives all right to payment or reimbursement by Expedia. Expedia may set off any amount owed by Company or any of its Affiliates to Expedia against any amount owed by Expedia or its Affiliates to Company under this Agreement and delay payment of any invoice pending correction of any errors or omissions. Under no circumstances may Company include on its invoices charges arising out of or related to researching, reporting on or correcting tax, accounting or reconciling errors or shortfalls of which it has been notified in writing.
2.2.    Taxes. The price quoted for the Services is inclusive of all sales, use, value added, and other similar taxes (“Transaction Taxes”), although invoices must separately itemize all Transaction Taxes. In the event taxes are required to be withheld on payments made hereunder by any U.S. (state or federal) or foreign government, Expedia may deduct such taxes from any amounts owed to Company and pay them to the appropriate taxing authority. At Company's written request, Expedia shall provide Company with official tax certificates or similar documents evidencing the remittance of such taxes to the relevant tax authorities. Company shall deliver to Expedia, prior to receipt of any payments hereunder, a duly completed and signed copy of IRS Form W-9, or IRS Form W-8BEN, or IRS Form W-8ECI (or any successor thereto), as appropriate, or other documentary evidence satisfactory to Expedia to establish that Company is not subject to United States federal backup withholding or is entitled to an exemption from, or reduction of, United States federal withholding tax, as applicable. Company shall promptly notify Expedia of any change in circumstances which would cause Company to be subject to United States federal backup withholding or modify or render invalid any claimed exemption or reduction of United States federal withholding tax.

3.	CONFIDENTIALITY AND DATA HANDLING.
3.1.    Confidentiality. Expedia and Company have entered into a Non-Disclosure Agreement (“NDA”), dated October 15, 2012, the terms of which are hereby incorporated into this Agreement. The parties agree that in the event that there is a conflict between the terms of this Agreement and the NDA relating to Company’s confidentiality obligations, the terms of the NDA will control with the exception of the obligation to return Confidential Information, where Section 8.2(d) below will control.
3.2.    Customer and Employee Information. Any of Expedia’s employee, prospective employee, customer and customer prospect information, sales information, and Expedia employee and customer lists and updates (including customer names, email addresses and telephone numbers) (collectively, “Customer and Employee Information”) will be considered confidential information of Expedia and all right, title and interest in such information is owned by Expedia. Customer and Employee Information may be used only as necessary to provide the Services in accordance with this Agreement. Upon request from Expedia, Company will provide Expedia with any or all Customer and Employee Information in Company’s possession.
3.3.    Data Use, Restrictions and Security. Company does not have any right in the course of providing Services to (a) access Expedia networks (including without limitation, by way of data feed from or to Expedia via the Internet) or facilities; (b) access or use any personal data of Expedia employees other than in the normal course of providing the Services; (c) access or use any personal data of Expedia customers; or (d) access or use any Expedia sensitive business information. In the event that Company gains access to any of the foregoing data/information, Company shall not review, use, process, disclose or otherwise handle the data/information and such review, use, processing, disclosure or handling shall constitute a material breach of this Agreement.

4.	WARRANTIES AND REPRESENTATIONS. Company represents and warrants to Expedia as follows:

4.1.    Services Warranty. The Services will be (a) of high quality; (b) will be performed in a timely, workmanlike manner and with professional diligence and skill and (c) will not infringe upon, violate or misappropriate any right, including any intellectual property right of any third party. If Company is in breach of any of the foregoing warranties, Company will promptly re-perform the Services at no charge to Expedia. If Company is unable to re-perform the Services within thirty (30) days of being notified by Expedia of the error or nonconformity then Expedia will be entitled to a full and prompt refund in respect of such Services.
4.2.    Authority, Power; No Conflict. Company has all necessary right, power and authority and has taken all necessary action to enter into and perform this Agreement and to grant the rights herein. The execution and performance of this Agreement by Company will not violate or conflict with the rights of any third party or with any service, employment, confidentiality, consulting or other agreement to which Company or its employees may be bound.
4.3.    Compliance with Laws. Company will comply with all local, state and federal laws, ordinances, regulations and orders with respect to its performance under this Agreement.
4.4.    Survival/Waiver of Warranties. All the foregoing warranties will not be deemed waived by reason of Expedia's acceptance of, inspection of or payment for the Services.
5.LIMITATION OF LIABILITY. EXCEPT FOR EITHER PARTY’S BREACH OF SECTION 3 (CONFIDENTIALITY AND DATA HANDLING) OR INDEMNIFIED CLAIMS UNDER SECTION 7 (INDEMNIFICATION), IN NO EVENT WILL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY NATURE ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF SUCH PARTY WILL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING WILL APPLY REGARDLESS OF THE NEGLIGENCE OR OTHER FAULT OF EITHER PARTY AND REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY. EXCEPT FOR EITHER PARTY’S BREACH OF SECTION 3 (CONFIDENTIALITY AND DATA HANDLING) OR INDEMNIFIED CLAIMS UNDER SECTION 7 (INDEMNIFICATION), COMPANY’S LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE GREATER OF (A) THREE TIMES THE AGGREGATE AMOUNTS PAID BY EXPEDIA HEREUNDER; OR (B) ONE MILLION US DOLLARS (US$1,000,000). UNDER NO CIRCUMSTANCES WILL EXPEDIA, ITS AFFILIATES AND/OR RELATED COMPANIES BE LIABLE TO COMPANY OR ANY THIRD PARTY FOR AN AMOUNT GREATER THAN THE AGGREGATE AMOUNTS PAID BY EXPEDIA HEREUNDER.
6.INDEMNIFICATION.
6.1.    Indemnity. Company agrees to defend, hold harmless, and indemnify Expedia, its Affiliates and their respective directors, officers, employees, agents, and assigns (“Indemnified Parties”), from and against any and all claims, suits, actions, demands, and proceedings of any kind threatened, asserted or filed against Expedia and/or any Expedia Indemnified Party by any third party (collectively "Claims"), and any damages, losses, expenses, liabilities or costs of any kind, (including but not limited to reasonable attorneys' fees, witness fees and court costs) incurred in connection with such Claims (including those necessary to successfully establish the right to indemnification), arising out of or relating to: (a) bodily injury or death to any person caused by Company or anyone acting on behalf of Company; (b) loss, disappearance, or damage to property of any person caused by Company or anyone acting on behalf of Company; (c) any breach or alleged breach of its confidentiality obligations hereunder; (d) any breach or alleged breach of the warranties in Sections 4.1(c), 4.2 or 4.3.

6.2.    Procedure. Expedia will have the right to approve the counsel selected by Company for defense of the Claims. Expedia will provide Company reasonably prompt written notice of any such Claims and provide Company with reasonable information and assistance, at Company’s expense, to help Company to defend such Claims. Company will not have any right, without Expedia’s written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability, infringement or wrongdoing on the part of Expedia or its Affiliates or otherwise requires Expedia or its Affiliates to take or refrain from taking any material action.
7.TERM AND TERMINATION.
7.1.    Term. The term of this Agreement (the “Term”) will commence on the Effective Date and will continue for one (1) year thereafter, unless earlier terminated. Expedia may terminate this Agreement or any or all of the Services for convenience upon five (5) days prior written notice to Company. Either party may terminate this Agreement immediately (a) upon the other party's material breach that is not cured within twenty (20) days after notice of such breach; and (b) if the other party becomes insolvent, files a petition for bankruptcy or commences or has commenced against it proceedings related to bankruptcy, receivership, reorganization or assignment for the benefit of creditors.
7.2.    Effect of Termination. Following any termination or expiration of this Agreement, (a) Company will not be obligated to continue performing any such terminated Services, (b) Expedia will pay to Company all undisputed Services Fees earned prior to termination (c) each party will return any Confidential Information or property of the other party within ten (10) days from the date of such termination, and (d) the terms and conditions of Sections 2.1 and 3-12 will survive such termination or expiration of this Agreement.
8.RECORDS AND AUDIT. During the Term and for a period of one (1) year thereafter, Company will keep all usual and proper records related to this Agreement. Expedia may, upon one (1) weeks’ notice, audit Company’s records and consult with Company's accountants for the purpose of verifying Company’s compliance with the terms of this Agreement, provided that any such audits will be conducted during normal business hours in such a manner as to not unreasonably interfere with the normal business operations of Company. Any such audit will be paid for by Expedia unless such audit reveals an over-billing of one percent (1%) or more between amounts billed to Expedia and Company’s records, in which case Company will to reimburse Expedia for the costs associated with the audit. Company agrees to promptly correct any deficiencies detected in the audit and will promptly refund any overpayments disclosed by such an audit, or Expedia may, at its election, set off any such overpayment against any amounts subsequently due by Expedia to Company.
9.GOVERNING LAW; ATTORNEYS’ FEES. This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of Washington, without reference to its choice of law principles. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in King County, Washington, and the parties hereby consent to the personal jurisdiction and venue therein. In any action, suit or proceeding to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys' fees, court costs and other expenses from the other party.
10.NOTICE. All notices, authorizations, and requests in connection with this Agreement will be deemed given: (a) three (3) days after they are deposited in the U.S. mails, postage prepaid, certified or registered, return receipt requested; (b) one (1) days after they are sent by air express courier, charges prepaid, (c) on the date sent by facsimile (with confirmation of transmission); (d) when received by the addressee if sent by a nationally recognized courier from outside the US (receipt requested), in each case to the address set forth above or to such other address as the party to receive the notice or request so designates by written notice to the other. All notices to Expedia must be copied for the attention of Expedia’s General Counsel.
11.NO PUBLICITY. Company shall not without Expedia's prior written approval, (a) issue or make, or permit to be issued or made, any public communication of any kind regarding this Agreement or the relationship of the parties, or (b) use the name, trade name, service marks, trademarks, trade dress or logo of Expedia, including in any Company customer list. Requests for approval should be made to Company’s main Expedia contact but must be authorized by Expedia’s press team. All authorized use of Expedia branding must follow the brand guidelines provided by Expedia.
12.GENERAL. This Agreement inures to the benefit of Expedia and its successors and assigns. Company may not assign any right or interest in this Agreement, nor delegate the performance of any of its obligations, without Expedia's prior written consent. Expedia's approval of assignment or subcontract will not relieve Company from its obligations under this Agreement. This Agreement is non-exclusive and nothing herein will be construed as creating a minimum commitment for business on the part of Expedia to Company. Nothing in this Agreement will be construed as creating an employer-employee, agency, joint venture or partnership relationship. Company has no authority to bind or otherwise obligate Expedia in any manner. Company agrees that it is responsible for all of its’ own insurance coverage and that it shall maintain the requisite insurance coverage as required by all applicable laws and as necessary to meet its’ obligations under this Agreement. The insurance coverage(s), which covers commercial general liability and professional liability, must not be less than the annual fees under this Agreement.  Upon request, Company agrees to furnish proof of insurance coverage. This Agreement, and any agreement specifically incorporated herein by reference, contains the entire agreement between the parties, and no promises, provisions, terms, warranties, conditions or obligations whatsoever, whether express or implied, other than herein set forth, will be binding upon either party. No waiver of any provision of this Agreement will be valid unless made in writing and signed by the waiving party. No failure or delay to enforce any provision of this Agreement shall preclude a party from so enforcing at a later date. This Agreement is not valid or binding unless signed by an authorized representative of Expedia. In the event that any Deliverables are shipped or provided outside of the United States, Company will be responsible for all compliance with export laws and any customs obligations. Any subsequent additions, deletions or modifications to this Agreement will not be binding upon the parties unless the same are mutually agreed upon and incorporated herein in writing signed by Expedia.

HOMEAWAY.COM, INC. By: /s/ John Kim Name: John Kim Title: President Signature Date: 4/29/17	KEYSTONE STRATEGY LLC By: /s/ Jeff Marowits Name: Jeff Marowits Title: Partner Signature Date: 4/26/2017

Statement of Work to Services Agreement

SOW Effective Date	April 1, 2017
Entity	HomeAway.com, Inc.
Address for Invoices	1011 W. Fifth Ave, Suite 300 Austin, TX 78703 --
Company Contact Details	Name: Kimmy Wynter
Email address: --
Telephone number: --

A.	Description of Services and Specifications:
Susan Athey will provide advisory services to HomeAway.com, Inc. for marketplace and economic studies.

B.    Personnel: The following consultant shall be assigned to provide the Services:
Susan Athey

C.    SOW Term:
The Services shall commence on the SOW Effective Date and shall continue until the earlier of: i. completion of the Services, ii. Termination of the Agreement or the SOW as provided in the Agreement, or iii. March 30, 2018.
D.    Services Fees and Payment Terms:
Fees:
For Services performed, Expedia will pay Company a quarterly retainer of twenty four thousand U.S. dollars (USD$24,000). Consultant may engage Company resources, other third parties or additional experts whose time and services may, in her discretion, be necessary to accomplish the above-stated economic services.
Total Fees under this Agreement are not to exceed one hundred thousand dollars (USD$100,000) during any period of twelve (12) consecutive months.

Payment Terms:
Company will invoice Expedia on a quarterly basis and all invoices will be paid in accordance with the terms of the Agreement.
Expedia will reimburse Company for the reasonable and necessary out-of-pocket travel expenses incurred by Company in connection with the Services performed under this Agreement including, but not limited to, air and surface transportation, lodging, car rental, and meals (the “Travel Expenses”), provided that: (a) such Travel Expenses are approved in advance by Expedia; (b) all travel and travel arrangements are made in full compliance with Expedia's travel policies and guidelines in effect at the time of such travel; and (c) appropriate expense documentation is submitted to Expedia in accordance with Expedia’s expense reimbursement process.
D.    Additional Terms:
Not applicable.

HOMEAWAY.COM, INC. By: /s/ John Kim Name: John Kim Title: President Signature Date: 4/29/17	KEYSTONE STRATEGY LLC By: /s/ Jeff Marowits Name: Jeff Marowits Title: Partner Signature Date: 4/26/2017